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                                                                    Exhibit 99.1

[LETTERHEAD OF SOURCINGLINK(TM)]

                                                                   PRESS RELEASE

INVESTOR RELATIONS CONTACT
Gary Davidson
Chief Financial Officer
858.385.8900, Ext. 301
Fax: 858.385.8997

Email: investor@sourcinglink.net

FOR IMMEDIATE RELEASE:

                        SOURCINGLINK ANNOUNCES COMPLETION
                    OF ADDITIONAL $100,000 EQUITY FINANCING;
                        BRINGS TOTAL RAISED DURING FISCAL
                           FOURTH QUARTER TO $650,000

     SAN DIEGO, CA, APRIL 1, 2002 - SourcingLink.net, Inc. (NASDAQ - SNET), a leader in business-to-business merchandise sourcing for the retail industry, today announced that it has raised $100,000 in gross proceeds through the private placement of common stock and warrants to purchase common stock to an accredited investor. This financing was completed following a recently concluded $550,000 financing, bringing the total raised during the quarter ended March 31, 2002, to $650,000. The funds will be used to expand the Company's sales and marketing activities and provide additional working capital for the Company.

     In connection with the financing, SourcingLink issued 111,111 shares of common stock at $0.90 per share and seven-year warrants to purchase an additional 111,111 shares of common stock at an exercise price of $1.00 per share; provided, however, between March 29, 2002 and May 15, 2002 and at any time during the month of March 2003, SourcingLink can require the warrantholders to exercise the warrants for up to an aggregate of 55,555 shares of common stock at an exercise price of $0.90 per share.

     The shares and the warrants have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States absent an effective registration statement under the Act covering such shares or warrants or a valid exemption from the registration requirements of the Act.

About SourcingLink:

     SourcingLink (www.SourcingLink.net) is a leader in business-to-business
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merchandise sourcing,

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providing strategic services and hosted solutions that enable retail buyers and their suppliers from around the world to market, source and negotiate with speed and improved margin.

     SourcingLink is a registered trademark of SourcingLink.net, Inc.

     Any statements in this announcement about future events or outcomes are preliminary and based on partial information and assumptions, and actual results may differ. The matters discussed in this announcement contain forward-looking statements that involve risks and uncertainties, including the successful deployment of new Web-based technologies and solutions, the development and growth of markets targeted by SourcingLink, the continued employment of key employees, the acceptance of electronic collaborative solutions, services and exchanges by retailers and suppliers, the successful and timely marketing and sales of the company's services and solutions with retailers, suppliers and exchanges, the continuation of agreements with significant business partners, subsequent competition and the impact of supply chain exchanges, general economic conditions in the U.S. and abroad, and other risks detailed from time to time in the company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of the most recent forms 10KSB and 10QSB of SourcingLink are available upon request from its corporate office. SourcingLink expressly disclaims any obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or otherwise to revise or update any oral or written forward-looking statement that may be made from time to time by or on behalf of the company.

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